Exhibit 4.20

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

Execution Copy

CONSENT AND AGREEMENT OF

THE UNIVERSITY OF BRITISH COLUMBIA TO

INEX / ALNYLAM SUBLICENSE AGREEMENT

THIS CONSENT AGREEMENT dated effective January 8, 2007

AMONG:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia and having its administrative offices at 2075 Wesbrook Mall, in the City of Vancouver, in the Province of British Columbia, V6T 1W5

(the “University”)

AND:

INEX PHARMACEUTICALS CORPORATION, a corporation duly incorporated under the laws of the Province of British Columbia and having an office at 100 - 8900 Glenlyon Parkway, in the City of Burnaby, in the Province of British Columbia, VJ3 5J8

(“INEX”)

AND:

ALNYLAM PHARMACEUTICALS, INC., a corporation duly incorporated under the laws of the State of Delaware and having an office at 300 Third Street, 3rd Floor, Cambridge, MA 02142

(“ALNYLAM”)

WHEREAS:

A. Pursuant to a License Agreement between INEX and the University of British Columbia (the “University”) dated effective July 1, 1998, as amended by an Amendment Agreement dated effective as of July 11, 2006 and a Second Amendment Agreement of even date with this Consent Agreement (as so amended, the “UBC License”), the University has exclusively licensed to INEX, certain patents and technology invented, developed and/or acquired by the University relating to liposomal drug delivery technologies.

B. The UBC License requires the consent of the University to any grant of sublicense thereunder by INEX;

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C. INEX desires to sublicense to ALNYLAM certain rights under the UBC License, on the terms and conditions set out in the Sublicense Agreement (the “Sublicense Agreement”) in substantially the form attached as Exhibit A hereto;

D. The University desires to consent to INEX sublicensing to ALNYLAM certain rights under the UBC License on terms and conditions as substantially set out in the Sublicense Agreement, and INEX and ALNYLAM desire to accept such consent, on the terms and conditions set out in this Consent Agreement; and

E. Alnylam relies upon and requires the use of the technology sublicensed under the Sublicense Agreement in respect of its ongoing and anticipated operations.

NOW THEREFORE THIS CONSENT AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

ARTICLE 1 CONSENT

1.1	Definitions

Unless otherwise expressly defined in this Consent Agreement, capitalized terms shall have the meanings set out in the Sublicense Agreement.

1.2	Consent of University

The University hereby consents to INEX sublicensing to ALNYLAM certain rights under the UBC License, on the terms and conditions set out in the Sublicense Agreement and on the terms and conditions set out in this Consent Agreement.

1.3	ALNYLAM Consent to Certain Disclosures to the University

ALNYLAM consents to INEX disclosing to the University:

(i)	ALNYLAM’s report to INEX made pursuant to Article 10.8 of the Sublicense Agreement; and

(ii)	copies of ALNYLAM’s sublicenses provided to INEX pursuant to Article 4.3 of the Sublicense Agreement;

solely for the purposes of calculation of royalties under the UBC License, determining compliance with Section 10.8 of the UBC License and determining compliance with Article 5 of the Sublicense Agreement, and the University shall use reasonable efforts to ensure that all information provided to the University or its representatives pursuant to this Section remains confidential and is treated as such by the University.

1.4	Notice of Default under UBC License

The University will, upon request by ALNYLAM or any further sublicensee of ALNYLAM, provide ALNYLAM or such further sublicensee with a letter confirming that if the University:

(i)	gives notice of default to INEX pursuant to Article 17.3 of the UBC License, or

(ii)	takes any other action pursuant to Articles 17.1 or 17.2 of the UBC License to terminate the UBC License,

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then, prior to any termination of the UBC License, the University will give ALNYLAM or such further sublicensee written notice of such default or intention to terminate the UBC License, and in the event of any breach or default by INEX, which may be cured pursuant to Article 17.3 of the UBC License, will for [*] days from the date of such notice to ALNYLAM or such further sublicensee, give ALNYLAM or such further sublicensee the opportunity to cure such default or breach as such default or breach relates to the rights granted ALNYLAM under the Sublicense Agreement on the terms provided in Article 17.3 of the UBC License, mutatis mutandis.

1.5	UBC License

(a) Notwithstanding the terms and conditions of the UBC License, the University agrees that if the UBC License is terminated outside the course of any Intervening Event (as defined below), ALNYLAM may, by written notice delivered to the University:

(i)	confirm the terms and conditions of the UBC License as it relates to the rights ALNYLAM has been granted under the Sublicense Agreement;

(ii)	confirm ALNYLAM’s discharge of the obligations of INEX under the UBC License applicable to the grant of sublicense to ALNYLAM under the Sublicense Agreement beginning upon the date of termination of the UBC License; and

(iii)	acknowledge that the University has no obligations to ALNYLAM other than obligations equivalent to its obligations to INEX set forth in the UBC License, applied mutatis mutandis;

and, notwithstanding anything to the contrary in the UBC License, upon the receipt of ALNYLAM’s notice and provided that ALNYLAM (or ALNYLAM’s further sublicensee) is not then in breach of any material provision of the Sublicense Agreement (or the sublicense agreement between ALNYLAM and its further sublicensee), the University will grant to ALNYLAM (or such further sublicensee) a New License (as defined below) from the University, effective as of the date of termination of the UBC License.

(b) Further, the parties acknowledge that, under the UBC License, the University retains the right to grant to ALNYLAM (or to ALNYLAM’s further sublicensee) a direct license in respect of the same rights under the Technology covered in the Sublicense Agreement (or covered in the sublicense agreement between ALNYLAM and such further sublicensee). The University agrees that it shall not enforce such right to grant a direct license unless the Sublicense Agreement (or the sublicense agreement between ALNYLAM and such further sublicensee) is rejected, disclaimed, resiliated or terminated during the course of any intervening proceedings that may occur with respect to INEX, including but not limited to any insolvency proceedings or winding up proceedings (which can include proceedings commenced under the Companies Creditors Arrangement Act, the appointment of an interim receiver or receiver, and/or the appointment of a Trustee in Bankruptcy), or upon further order of a Court of competent jurisdiction (an “Intervening Event”). Should an Intervening Event occur and if the Sublicense Agreement (or the sublicense agreement between ALNYLAM and such further sublicensee) is otherwise in good standing at such time, the University will at such time enforce, its rights to grant to Alnylam (or to such further sublicensee) a direct license in respect of the same rights under the Technology covered in the Sublicense Agreement (or the sublicense agreement between ALNYLAM and such further sublicensee) in a New License; provided that the University will not be in default of its obligations under this Section 1.5(b) if it refuses to take an action that it has been informed, on reasonable advice of counsel, is a violation of applicable law. The portion of the rights to the Technology licensed to INEX under the UBC License that corresponds to the rights sublicensed to Alnylam under the Sublicense Agreement (or to such further sublicensee under such further sublicense) will automatically terminate

*Confidential Treatment Requested.

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upon the University granting the license contemplated herein. The parties agree that all costs, claims and liabilities, directly or indirectly incurred by the University in fulfilling its obligations under this Section 1.5(b) (including, but not limited to, all out of pocket expenses and reasonable attorneys’ fees) will be subject to ALNYLAM’s indemnity obligations as set forth in Section 2.3 of this Consent Agreement.

As used in this Section, a New License means a new license agreement that:

(i)	is effective as of the date of termination of the UBC License or the rejection, disclaimer, resiliation or termination of the Sublicense Agreement (or ALNYLAM’s sublicense with a further sublicensee), as applicable;

(ii)	grants to ALNYLAM (or to ALNYLAM’s further sublicensee) rights on terms equivalent to, and not greater than, those granted by INEX to ALNYLAM under the Sublicense Agreement (or to ALNYLAM’s further sublicensee under the sublicense agreement between ALNYLAM and such further sublicensee), to the extent that such rights are not inconsistent with the terms of the UBC License that are the subject of the Sublicense Agreement (or such further sublicense) and to the extent that the obligations to ALNYLAM are no greater than the University’s obligations to INEX set forth in the UBC License, applied mutatis mutandis;

(iii)	ensures that, during the royalty term of such New License, the University receives for Alnylam’s use of the Technology under such New License [*] of the milestones and royalties accruing after the effective date of such New License that are payable or that, but for termination of the LCA, would have been payable, to INEX pursuant to those provisions of the LCA attached to this Consent Agreement as Exhibit B;

(iv)	provides that ALNYLAM shall have cured any breach by INEX of any obligation of INEX under the UBC License to the extent such breach relates to the rights granted ALNYLAM under the Sublicense Agreement; and

(v)	otherwise contains mutually agreeable customary terms and conditions generally consistent with the UBC License and not inconsistent with clauses (i) through (iv), above.

1.6	Patent Prosecution.

If INEX discontinues or does not pursue one or more patent applications, patent protection, or patent maintenance, in relation to the Patent(s) as described in Article 6.6(a) of the UBC License, then the University shall notify ALNYLAM in writing of its intent to terminate the UBC License with respect to such patent or patent application pursuant to the provisions of Article 17 of the UBC License, and shall afford ALNYLAM and its sublicensees the opportunity to pursue one or more patent applications, patent protection, or patent maintenance, in relation to the Patent(s) as described in such Article 6.6(a) and shall not terminate the UBC License with respect to such patent or patent application so long as ALNYLAM or its sublicensees is pursuing one or more patent applications, patent protection, or patent maintenance, in relation to the Patent(s) as described in such Article 6.6(a), and ALNYLAM shall in such case continue to pay all royalties and milestones to INEX in accordance with the terms of the LCA. If ALNYLAM and its sublicensees decline to pursue patent applications, patent protection or patent maintenance in relation to one or more Patents (the “Discontinued Patent”), provided that the University diligently pursues such Discontinued Patent application, or maintains any existing registration for the Discontinued Patent, ALNYLAM and its sublicensees shall not have the right to use the Technology claimed in any such Patent(s) and/or Patent applications and Schedule “A” of the Sublicense Agreement will be deemed to be amended to exclude such Patent(s) and/or Patent applications from the grant of license contained therein.

*Confidential Treatment Requested.

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For the purposes of greater clarity, the parties agree that should INEX, ALNYLAM or ALNYLAM’s sublicensees decide not to pursue patent protection in relation to the Patents in a specific jurisdiction for reasonable commercial reasons, this shall not invoke the provisions of Article 6.6 of the UBC License.

1.7	Rights of the University

In consideration of the University providing its consent herein, INEX and ALNYLAM agree that the University shall be entitled to rely upon any rights provided to the University pursuant to the terms of the Sublicense Agreement, notwithstanding that the University is not a party to the Sublicense Agreement.

1.8	Acknowledgment of Certain Sublicense Agreement Clauses

Notwithstanding anything to the contrary in the UBC License, the University acknowledges that (a) the licenses granted to ALNYLAM under the Sublicense Agreement will be as set forth in Section 3.1 of the Sublicense Agreement; (b) ownership of Improvements developed using the rights granted ALNYLAM under the Sublicense Agreement will be governed by Section 6.4 of the Sublicense Agreement; and (c) the relevant provisions of Section 16.1 will govern if the license granted ALNYLAM under the Sublicense Agreement becomes paid-up as a result of INEX’s breach of the LCA. [*]

1.9	Agreement Not To Amend

INEX and the University agree that they will not amend the UBC License in a manner that would materially affect any of ALNYLAM’s rights under the Sublicense Agreement or this Consent Agreement without the prior written consent of ALNYLAM.

1.10	Assignment and Second Amendment Agreement

The parties acknowledge that, substantially concurrently with this Consent Agreement, INEX and the University have entered into (a) a Second Amendment Agreement that modifies certain terms of the UBC License and pursuant to which certain know-how is assigned by INEX to the University, and (b) an Assignment Agreement, pursuant to which INEX assigns certain patent rights to the University. INEX and the University acknowledge and agree that the changes to the UBC License effected by such Second Amendment Agreement and such Assignment Agreement affect intellectual property that ALNYLAM relies upon, and requires the use of by way of the Sublicense Agreement, in respect of its ongoing and anticipated operations. Without limiting the generality of the foregoing, the University agrees that it will not consent to any assignment of the UBC License under Section 13.1 of the UBC License by INEX or its successors or assigns if such assignment would, or the University reasonably believes that such assignment would, result in the termination of, or other diminution of ALNYLAM’s rights under, the Sublicense Agreement.

ARTICLE 2 ALLOCATION OF RISK

2.1	Limited Warranties

ALNYLAM and its Affiliates hereby expressly acknowledge and agree that:

(a) Except as expressly set out in Section 2.1(c) of this Consent Agreement, the University makes no representations, conditions, or warranties, either express or implied, with respect to the Technology, Improvements, Patents or any Products. Without limiting the generality of the foregoing, the University specifically disclaims any implied warranty, condition, or representation that the Technology, Improvements, Patents or Products:

(i)	shall correspond with a particular description;

*Confidential Treatment Requested.

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(ii)	are of merchantable quality;

(iii)	are fit for a particular purpose; or

(iv)	are durable for a reasonable period of time.

(b) Except as expressly set out in Section 2.1(c) of this Consent Agreement, nothing in the UBC License, this Consent Agreement, or the Sublicense Agreement shall be construed as:

(i)	a warranty or representation by the University as to title to the Technology, the Patents or any Improvement or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights,

(ii)	an obligation by the University to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights, or

(iii)	the conferring by the University of the right to use in advertising or publicity the name of the University or UBC Trade-marks.

(c) [*]

2.2	Disclaimer of Product Liability

ALNYLAM and its Affiliates hereby expressly acknowledge and agree that the University shall not be liable for any damages, or any other loss, whether direct, indirect consequential, incidental, or special which ALNYLAM or its Affiliates, or any further sublicensee under any sublicense agreements between ALNYLAM and such further sublicensee, suffer, arising from any defect, error, fault, or failure to perform with respect to the Technology, Patents, Improvements or any Products, even if the University has been advised of the possibility of such defect, error, fault, or failure. ALNYLAM and its Affiliates acknowledge that they have been advised by the University to undertake their own due diligence with respect to the Technology, Patents, Improvements and Products.

2.3	Indemnification of the University

ALNYLAM and its Affiliates hereby indemnify, hold harmless and defend the University, its Board of Governors, officers, employees, faculty, students, invitees and agents (the “UBC Indemnitees”) against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the exercise of any rights under this Consent Agreement, the UBC License or the Sublicense Agreement, including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of the Technology, Patents, Improvements or Product(s) sublicensed under the Sublicense Agreement by ALNYLAM or its Related Parties, or their respective customers or end-users howsoever the same may arise. For greater clarity, it is confirmed that, without limiting the generality of the foregoing, the indemnification by ALNYLAM and its Affiliates of the UBC lndemnitees set out in this Consent Agreement shall include an obligation to indemnify the UBC Indemnitees against any and all subrogated claims which may be brought against the UBC Indemnitees by any person(s) or entities (including without limitation ALNYLAM, its Related Parties, their respective customers or end-users, or their respective insurers) which may not have waived their rights of subrogation against the UBC lndemnitees, and shall also include, without limiting any of the forgoing, an obligation to indemnify the UBC Indemnitees against any and all claims relating to any injury or death to any person or damage to any property caused by any Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made.

*Confidential Treatment Requested.

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2.4	Monetary Cap Respecting UBC License

The University’s liability, whether under the express or implied terms of this Consent Agreement, the UBC License or the Sublicense Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by ALNYLAM or its Related Parties, whether direct, indirect, special, or any other similar or like damage, to the extent that such losses or damage may arise or does arise from any breaches of the UBC License, this Consent Agreement or the Sublicense Agreement by UBC Indemnitees, shall be limited to the sum of $[*].

2.5	Disclaimer of Consequential Losses by the University

In no event shall the University be liable for consequential or incidental damages arising from any breach or breaches of the UBC License, the Sublicense Agreement or this Consent Agreement.

2.6	Litigation

Provided that INEX has obtained the University’s consent required by Article 7 of the UBC License, INEX’s right to prosecute litigation in Article 7 of the UBC License may be exercised by ALNYLAM pursuant to Sections 7.5 and 7.6 of the Sublicense Agreement.

2.7	UBC Trade-marks

ALNYLAM shall not use any of the University’s trade-marks or make reference to the University or its name in any advertising or publicity whatsoever, without the prior written consent of the University, except as required by law. Nothing herein shall prevent ALNYLAM from making or issuing factual statements to the public regarding its business or use of the Patent. If ALNYLAM is required by law to act in contravention of this provision, ALNYLAM shall provide the University with sufficient advance notice in writing to permit the University to bring an application or other proceeding to contest the requirement.

2.8	Confidentiality of Terms

ALNYLAM requires of the University, and the University agrees insofar as it may be permitted to do so at law, that this Consent Agreement, the Sublicense Agreement and each part of each of them, is confidential and shall not be disclosed to third parties, as ALNYLAM claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm ALNYLAM’s competitive position and/or interfere with ALNYLAM’s negotiations with prospective sublicensees. Notwithstanding anything contained in this Section 2.8, the parties hereto acknowledge and agree that the University may identify the title of this Consent Agreement and/or the Sublicense Agreement, the parties to this Consent Agreement and/or the Sublicense Agreement, the inventors of the Technology, the term of this Consent Agreement and/or the Sublicense Agreement, and the consideration actually paid to the University pursuant to this Consent Agreement and/or the Sublicense Agreement.

2.9	Confidentiality of Materials

The University shall use its reasonable efforts to maintain as confidential any business plans, business documents or other reports prepared by ALNYLAM and delivered to the University, whether directly by ALNYLAM or by INEX, pursuant to the terms of this Consent Agreement or the Sublicense Agreement and which are identified in writing by ALNYLAM as confidential.

*Confidential Treatment Requested.

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2.10	Disclosure

ALNYLAM may disclose the University’s Confidential Information to third parties in the exercise of ALNYLAM’s rights under the license granted in the Sublicense Agreement, provided that such third parties are subject to appropriate confidentiality obligations to ALNYLAM.

2.11	INEX Warranties

INEX warrants and represents to the University that:

(a) INEX is a corporation duly organised, existing, and in good standing under the laws of British Columbia and has the power, authority, and capacity to enter into this Consent Agreement and to carry out the transactions contemplated by this Consent Agreement, all of which have been duly and validly authorised by all requisite corporate proceedings;

(b) INEX has obtained all necessary consents and approvals to the sublicensing of certain rights of INEX under the UBC License to ALNYLAM in accordance with the terms of the Sublicense Agreement, including without limitation those required of any court of competent jurisdiction or required of any noteholder, creditor or shareholder of INEX, which may be required to be obtained pursuant to any bankruptcy or insolvency proceedings involving INEX or otherwise;

(c) the execution, delivery and performance by INEX of this Consent Agreement and the Sublicense Agreement do not contravene or constitute a default under any provision of applicable law or its articles or by-laws (or equivalent documents) or of any judgment, injunction, order, decree or other instrument binding upon INEX;

(c) all licenses, consents, authorizations and approvals, if any, required for the execution, delivery and performance by INEX of this Agreement and the Sublicense Agreement have been obtained and are in full force and effect and all conditions thereof have been complied with, and no other action by or with respect to, or filing with, any court, governmental authority or any other person is required in connection with the execution, delivery and performance by INEX of this Consent Agreement or the Sublicense Agreement;

(d) this Consent Agreement constitutes a valid and binding agreement of INEX, enforceable against INEX in accordance with its terms;

(f) INEX is not aware of any impediment, including without limitation any third party agreement of INEX, which would prevent INEX from performing its obligations under this Consent Agreement;

(g) INEX will not enter into any third party agreement after execution of this Consent Agreement which, in any way, will prevent INEX from performing all of its obligations hereunder; and

(h) all amounts received by INEX from ALNYLAM pursuant to the provisions of the LCA attached to this Consent Agreement as Exhibit B will be considered Sublicensing Revenue under the terms of the UBC License and, if there are any other amounts received by INEX from ALNYLAM under the LCA as a result of terms of the LCA that have not been disclosed to the University as of the date of this Consent Agreement, any such amounts will also be considered Sublicensing Revenue to the extent that such amounts qualify as Sublicensing Revenue under the terms of the UBC License.

2.12	INEX Indemnity

In addition to the indemnification by INEX of the UBC as set out in the UBC License, INEX hereby indemnifies, holds harmless and defends the UBC Indemnitees against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the breach of any of the

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terms of this Consent Agreement, including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of any breach of the warranties and representations of INEX set out in this Consent Agreement.

2.13	ALNYLAM Warranties

ALNYLAM warrants and represents to the University that:

(a) ALNYLAM is a corporation duly organised, existing, and in good standing under the laws of Delaware and has the power, authority, and capacity to enter into this Consent Agreement and to carry out the transactions contemplated by this Consent Agreement, all of which have been duly and validly authorised by all requisite corporate proceedings;

(b) the execution, delivery and performance by ALNYLAM of this Consent Agreement and the Sublicense Agreement do not contravene or constitute a default under any provision of applicable law or its articles or by-laws (or equivalent documents) or of any judgment, injunction, order, decree or other instrument binding upon ALNYLAM; and

(c) this Consent Agreement constitutes a valid and binding agreement of ALNYLAM, enforceable against ALNYLAM in accordance with its terms.

2.14	Document Disclosure

ALNYLAM and INEX each agree that, as of the date of this Consent Agreement, the University has reviewed only those parts of the LCA attached hereto as Schedule B. In consideration of the University’s entering into this Consent Agreement without first reviewing the entire LCA, ALNYLAM and INEX each agree that, if any provision of the LCA conflicts with the provisions of this Consent Agreement, the UBC License or the provisions of the LCA attached to or described in this Consent Agreement or the Sublicense Agreement, the University will not be prejudiced by such conflict.

ARTICLE 3 GENERAL PROVISIONS

3.1	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.2	Entire Agreement

This Agreement, the UBC License and the Sublicense Agreement set forth the entire understanding between the parties related to the subject matter hereof and no modifications hereof shall be binding unless executed in writing by the parties hereto.

3.3	Enurement

Subject to the limitations hereinbefore expressed, this Consent Agreement shall inure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns.

3.4	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules. All parties agree that by executing this Consent Agreement they have submitted to the jurisdiction of the

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Supreme Court of British Columbia. Subject to the arbitration provisions of the UBC License and the Sublicense Agreement, the courts of British Columbia shall have exclusive jurisdiction over this Consent Agreement.

3.5	Notices

Any notice or other communication in connection with this Consent Agreement must be in writing and if by mail, by registered mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

If to INEX:

[*]

[*]

[*]

[*]

[*]

[*]

and:

[*]

[*]

[*]

[*]

[*]

If to ALNYLAM:

[*]

[*]

[*]

[*]

[*]

and:

[*]

[*]

[*]

[*]

[*]

If to the University:

[*]

[*]

[*]

[*]

[*]

[*]

[*]

[*]

*Confidential Treatment Requested.

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and

[*]

[*]

[*]

[*]

[*]

[*]

[Signature page follows]

*Confidential Treatment Requested.

Execution Copy

IN WITNESS WHEREOF, each of the parties has caused this Consent Agreement to be executed on its behalf by a duly authorised officer as of the date first written above.

THE UNIVERSITY OF BRITISH COLUMBIA
by its duly authorized officer:

/s/ ANGUS LIVINGSTONE
Name:	Angus Livingstone
Title:	Managing Director, UILO

Date:	January 7, 2007

INEX PHARMACEUTICALS CORPORATION		ALNYLAM PHARMACEUTICALS, INC.
by its authorized signatory:		by its authorized signatory:

/s/ TIMOTHY M. RUANE		/s/ JOHN MARAGONORE
Name:	Timothy M. Ruane	Name:	John Maraganore, PhD
Title:	President & CEO	Title:	President & Chief Executive Officer

Date:	January 8, 2007	Date:	January 8, 2007

EXHIBIT A

SUBLICENSE AGREEMENT

Attached on the following pages is substantially the form of Sublicense Agreement between INEX Pharmaceuticals Corporation and ALNYLAM

EXHIBIT “B”

Terms of the License and Collaboration Agreement (LCA) Disclosed to UBC

Milestones and Royalty Provisions

License Fees and Milestones Payable by Alnylam.

Upfront License Fee. As partial consideration for the grant by INEX to Alnylam of the licenses and other rights hereunder, within [*] calendar days following the Effective Date, Alnylam shall pay INEX an upfront license fee payment of [*].

Milestone Fees.

(a) As partial consideration for the grant by INEX to Alnylam of the licenses and other rights hereunder, Alnylam shall make the milestone payments to INEX set forth below on a Target-by-Target basis, no later than thirty (30) calendar days after the earliest date on which the corresponding milestone event has been achieved with respect to the first Alnylam Royalty Product directed to a Target (other than a Biodefense Target) to achieve such milestone event:

Milestone Event	Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

(b) If, however, the Target is a Biodefense Target, in lieu of the milestone payments set forth in Section 7.1.2(a), the following milestone payments shall be payable, on a Target-by-Target basis, no later than thirty (30) calendar days after the later of (i) the earliest date on which the corresponding milestone event has been achieved with respect to the first Alnylam Royalty Product directed to a Biodefense Target to achieve such milestone event and (ii) receipt by Alnylam of all funding from a Funding Authority that Alnylam is eligible to receive for the achievement of such milestone event:

Milestone Event	Payment
[*]	[*]
[*]	[*]
[*]	[*]

*Confidential Treatment Requested. 1

(c) Notwithstanding the foregoing: (i) in the event that the first Alnylam Royalty Product directed to a Target to achieve a milestone event as set forth in Sections 7.1.2(a) or (b) above is comprised of a formulation employing [*] provided, however, Alnylam has granted to INEX a non-exclusive right, and royalty bearing only to the extent of Alnylam’s obligation to the licensor, to use such [*] for the Development, Manufacture and Commercialization of INEX Royalty Products; and (ii) notwithstanding that a Target is a Biodefense Target, if Alnylam or its Related Parties Commercialize or sell an Alnylam Royalty Product directed to such Target other than to a Funding Authority, the milestone payment amounts set forth in Section 7.1.2(a) shall then apply in lieu of the amounts set forth in Section 7.1.2(b).

(d) Each milestone payment by Alnylam to INEX hereunder shall be payable only once for each Target, regardless of the number of times the milestone is achieved with respect to one or more Alnylam Royalty Products directed to such Target. For clarity, in the event that an Alnylam Royalty Product is directed to more than one Target (a “Multiple Target Product”), no milestone payment shall be payable in respect of any Target for which a milestone payment has already been made with respect to another Alnylam Royalty Product directed to any of the Targets to which such Multiple Target Product is directed.

Royalties.

Royalties Payable on Net Sales by Alnylam.

(a) As partial consideration for grant by INEX to Alnylam of the licenses and other rights hereunder, subject to the terms and conditions of this Agreement, Alnylam shall pay to INEX royalties on Net Sales of Alnylam Royalty Products in the Territory by Alnylam and its Related Parties as follows:

Aggregate Calendar Year Net Sales of the Alnylam Royalty Product in the Territory	Royalty (as a percentage of Net Sales)
[*]	[*]
[*]	[*]
[*]	[*]

(b) Notwithstanding the foregoing, in the event that an Alnylam Royalty Product is comprised of a formulation employing [*], then subject to the terms and conditions of this Agreement, Alnylam shall pay to INEX royalties on Net Sales of Alnylam Royalty Products in the Territory by Alnylam and its Related Parties as follows, provided, however, Alnylam has granted to INEX a non-exclusive right, and royalty bearing only to the extent of Alnylam’s obligation to the licensor, to use such [*] to the extent that such rights are available) for the Development, Manufacture and Commercialization of INEX Royalty Products:

Aggregate Calendar Year Net Sales of the Alnylam Royalty Product in the Territory	Royalty (as a percentage of Net Sales)
[*]	[*]
[*]	[*]
[*]	[*]

*Confidential Treatment Requested. 2

Royalties Payable on Net Sales by INEX.

(a) As partial consideration for the grant by Alnylam to INEX of the licenses and other rights hereunder, subject to the terms and conditions of this Agreement, INEX shall pay to Alnylam royalties on Net Sales of INEX Development Products that are INEX Royalty Products, in the Territory by INEX and its Related Parties as follows:

Aggregate Calendar Year Net Sales of the INEX Development Product in the Territory	Royalty (as a percentage of Net Sales)
[*]	[*]
[*]	[*]
[*]	[*]

(b) Subject to the terms and conditions of this Agreement, INEX shall pay to Alnylam royalties on Net Sales of IOC Products that are INEX Royalty Products, in the Territory by INEX and its Related Parties as follows:

Aggregate Calendar Year Net Sales of the IOC Product in the Territory	Royalty (as a percentage of Net Sales)
[*]	[*]
[*]	[*]
[*]	[*]

Additional Royalty Provisions. Royalties on Royalty Products at the rate set forth above, shall be payable on a country-by-country and product-by-product basis commencing on the date of First Commercial Sale of such Royalty Product in a country and continuing until the later of the expiration of the last Valid Claim Covering the Manufacture or Commercialization of such Royalty Product in the country of sale, subject to the following conditions:

(a) only one royalty shall be due with respect to the same unit of Royalty Product;

(b) no royalties shall be due upon the sale or other transfer among a Party and its Related Parties, but in such cases the royalty shall be due and calculated upon such Party’s or its Related Party’s Net Sales to the first independent Third Party;

(c) no royalties shall accrue on the sale or other disposition of the Royalty Product by a Party or its Related Parties for use in a clinical study sponsored by such Party or under an IND prior to Regulatory Approval of such Royalty Product in the applicable jurisdiction; and

(d) no royalties shall accrue on the disposition of a Royalty Product in reasonable quantities by a Party or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions for a non-commercial purpose).

Moreover, the Parties acknowledge and agree that nothing in this Agreement (including without limitation any exhibits or attachments hereto) shall be construed as representing an estimate or projection of either (i) the number of Royalty Products that will or may be successfully Developed or Commercialized or (ii)

*Confidential Treatment Requested. 3

anticipated sales or the actual value of any Royalty Product, and that the figures set forth in this Article 7 or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define a Party’s royalty payment obligations to each other in the event such sales performance is achieved.

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